Exhibit 10.4

Thomas E. Jurgensen tom@optimalawgroup.com 858.946.4697

July 23, 2020

VIA E-MAIL: JBush@organovo.com

Organovo, Inc.

440 Stevens Avenue, Suite 200

Solana Beach, , CA 92121

Attn: Jennifer Bush, J.D., Sr. VP, General Counsel and Corporate Secretary

Re:Engagement Agreement between Optima Law Group, APC and Organovo Holdings, Inc., and its subsidiaries (hereinafter, “Agreement”)

Dear Jennifer:

We are pleased that you have retained Optima Law Group, APC, to provide legal services. Optima Law Group, APC strives to deliver high quality, cost effective legal services and will always work in your best interests, subject to our duties of professional responsibility. In accordance with California and Colorado law requiring a written fee agreement with each of our clients, we set forth below the terms of our engagement. Of course, I will be the contact for your legal work, although other attorneys and paralegals of this firm may participate in rendering services, as we consider appropriate.

We look forward to a mutually beneficial relationship, and if at any time you have any questions, comments, or require any additional information, please do not hesitate to contact me directly. If the terms of this Agreement are acceptable to you, please date and sign this engagement and return a fully executed electronic copy to us for our records, and retain a copy for your files.

1.IDENTIFICATION OF PARTIES. This Agreement, executed in duplicate with each party receiving an executed copy, is made between Optima Law Group, APC, a California Professional corporation hereinafter referred to as “Firm”, and Organovo, a Delaware corporation located in Solana Beach, California, hereinafter referred to as “Organovo” or “Client.”

4275 Executive Square, Suite 200|La Jolla, CA 92037

4450 Arapahoe Avenue, Suite 100|Boulder, CO 80303

2.LEGAL SERVICES TO BE PROVIDED. The legal services to be provided by Firm to Client are in connection with intellectual property and corporate matters, including management of Client’s IP portfolio and assistance with general corporate matters as well as such other matters as may be agreed upon from time to time by Firm and Client.

3.LEGAL SERVICES SPECIFICALLY EXCLUDED. If Client desires Firm to provide any legal services not to be provided under this Agreement, a separate agreement between Firm and Client will be required. Absent execution of a new agreement in writing, this Agreement will govern all future services Firm may perform for Client. Additionally, as previously discussed, Client understands that Firm provides transactional legal services. It does not represent clients in litigation.

4.RESPONSIBILITIES OF FIRM AND CLIENT. Firm will perform the legal services called for under this Agreement, keep Client informed of progress and developments, provide copies to Client of all appropriate correspondence for their internal records, and respond promptly to Client’s instructions, inquiries and communications. In return, we need Client to keep us informed of any developments that affect the matter as soon as Client becomes aware of them, and to be available when we need to consult with Client including answering calls and responding timely to e-mails. Client will request services on reasonable timelines and in the event of an occasional emergency requiring a shorter timeline, Firm will do its best to accommodate Client. In this regard, Client acknowledges that the Firm has other clients to which it also has duties and obligations. Client will cooperate with Firm, keep all appointments, attend all meetings, arbitrations, mediations or court events as required, provide necessary declarations, promptly pay all fees and costs, and keep Firm informed of Client’s whereabouts.

5.RETAINER. No retainer is required at this time. Payment of a retainer may be required prior to commencement of work on future projects, as determined by the Firm. We reserve the right to request another retainer should the amount of work requested of Firm increase or the retainer is depleted. We will render itemized monthly statements to you indicating the current status of your account, both for services rendered and for costs incurred on your behalf. Our fees will be offset against the retainer. Any retainer remaining after the completion of work will be refunded to you. In the event of any financing, equity, or acquisition transaction, all unpaid and accrued fees will be due at the closing.

4275 Executive Square, Suite 200|La Jolla, CA 92037

4450 Arapahoe Avenue, Suite 100|Boulder, CO 80303

6.REGULAR FEES. The fees and costs for a matter not performed on a flat fee are not predictable, unless otherwise agreed to in writing. Fees billed to Client reflect Firm’s judgment of the fair value of those legal services reasonably required. For work not covered by a flat fee arrangement, time will be accounted for in tenths of an hour and fees are calculated by applying hourly rates assigned to attorneys and other staff. Fees and expenses will be billed monthly and are due upon receipt. All rates are reviewed annually and may be adjusted periodically. The current ranges of rates for the members of professional staff who may be involved at this time are set forth below. Client will be notified in advance of any changes in staffing or changes in the rate schedule provided below.

Tom Jurgensen	$495/hour
Of Counsel	$325-$395/hour
Paul Nardulli	$325/hour
Associates	$275-$300/hour
Law Clerks	$160-$180/hour
Paralegals and Docketing Specialists	$90-$150/hour

7.COSTS AND EXPENSES. Other than as provided in a flat fee arrangement or project, including any projects described under paragraph 2 herein, the Client is responsible for all costs and expenses incurred by Firm in this representation, including expenses for filing, recording, service of process and sheriff’s fees, experts, travel (as per the Client’s travel policy, attached hereto as Exhibit A), lodging, meals, telephone calls, messengers, photocopying, facsimile, computer research, mileage, word processing, post- representation off-site records storage, and necessary clerical staff overtime. Certain support services that involve equipment or staffing or that require payments to third parties that are not included in any flat fee or project may include additional charges that reflect our internal costs. Several services include a standard overhead component when billed. These are set forth below. We can make arrangements to have Client billed directly by third parties, or pay directly invoices which we receive from third parties, including foreign associates, consultants, appraisers, court reporters or other parties that render billable services. Firm may advance any or all of these costs and expenses on behalf of Client, as deemed appropriate. If Firm advances these costs and expenses, and they are not covered by a flat fee or on a project basis, Client will remain ultimately liable for all such costs and expenses, and Client hereby agrees to reimburse Firm regardless of the outcome of this matter. The current schedule of costs is set forth below and is reconsidered annually:

Photocopying	$0.20 per page
Color copying	$1.00 per page
Facsimile	$0.25 per page, plus telephone charges
Telephone	$0.20 per min. domestic; $0.25 per min. int’l
Mileage	$0.58 per mile
Computer legal research	Database charges
Postage/Delivery Services	Cost

4275 Executive Square, Suite 200|La Jolla, CA 92037

4450 Arapahoe Avenue, Suite 100|Boulder, CO 80303

8.MONTHLY INVOICES AND LATE CHARGES. The monthly invoices will show the dates, hours dedicated, professional staff utilized, specific IP Matter numbers and itemized and/or block billing descriptions for services performed. Block billing is when Firm includes descriptions of multiple tasks, related or unrelated, in the same entry to consolidate the length of invoices. Client acknowledges and accepts Firm’s use of block billing. If Client has any objections or concerns about any invoice, they shall be communicated to the Firm within seven (7) business days from date of receipt. Payment is due thirty days (30) upon receipt of each invoice. A late charge of one and one half percent (1.5%) per month (18% per annum) will be assessed on the portion of your account owing for services performed and costs advanced remaining unpaid for more than sixty (60) days after the date of any invoice. We may also cease performing services to you at any time if an outstanding balance exists or a renewed retainer is not submitted by Client.

Any invoice remaining unpaid for more than ninety (90) days after the date of any statement may be assigned to collections. At our option, no further services will be rendered until the balance is paid in full and a retainer toward our fees and costs has been placed in a separate trust account.

9.CONFLICTS OF INTEREST. We have checked our records and have determined that there is no conflict of interest that prevents us from working on the matter based on the information you have provided to us at this time.

10.REPRESENTATION OF ADVERSE INTERESTS. Client is informed of the practical ramifications of our firm’s representation of a large number of companies. We have represented, continue to represent, and will in the future represent numerous other companies in connection with various matters in which Client is or may be involved. We do not believe that our representation of such other companies will interfere or conflict in any way with our firm’s representation of Client. However, because of the potential number of such matters, we think it is important to have a clear understanding that will govern our relationship.

Furthermore, even though we represent Client in this matter, we may represent current or new clients in matters where their interests are directly adverse to Client, but where the work is substantially unrelated to the matter. We agree that we will not use or disclose any confidential information obtained in representing Client, and that we will, at your request, erect an ethical wall to assure that confidential information is not exchanged between the teams working on the matter and that of the other client or company.

The Rules of Professional Conduct of the State Bars of California and Colorado require that before Firm may begin or continue to represent Client when Firm has or had a relationship with another party interested in the subject matter of Firm’s proposed representation of Client, that Firm inform Client in writing of the relevant circumstances and of the actual and reasonably foreseeable adverse consequences to Client. Client is further informed that the Rules require that, before Firm may represent a party who has, in a separate matter, an interest adverse to that of Client’s in the separate matter, Firm obtain the informed written consent of both parties. In the present case, Firm is unaware of any other relationships that represent an actual or potential interest adverse to Firm’s representation of Client.

4275 Executive Square, Suite 200|La Jolla, CA 92037

4450 Arapahoe Avenue, Suite 100|Boulder, CO 80303

11.FIRM’S LIEN. Firm will have a lien for Firm’s fees and costs advanced with respect to the claim and on all proceeds of any recovery obtained whether by negotiation, settlement, arbitration award, or court judgment or on any property obtained, including by patent, trademark, copyright, rescission, specific performance or other means. This generally means that Firm has an ownership interest in any recovery by Client to the extent of Firm’s unpaid fees and costs. Client acknowledges that he may seek the advice of an independent attorney of Client’s choice as to this, or any other issue, and that Client has been given a reasonable opportunity to seek that advice.

12.DISCHARGE OF FIRM. Client may discharge Firm at any time by written notice effective when received by Firm. Unless specifically agreed by Firm and Client, Firm will provide no further services and advance no further costs on Client’s behalf after receipt of the notice unless required to do so in order to protect Client’s interests. Unless previously terminated, our representation of Client in the matter will end when we send our final statement of fees. After the matter ends, there might be changes in laws or regulations that might affect Client’s future rights and liabilities, but our firm does not have an obligation to continue to advise Client about their future legal developments, unless Client engages us to do so. If Firm is Client’s attorney of record in any proceeding, Client will execute and return a substitution-of-attorney form immediately upon its receipt from Firm. Notwithstanding Firm’s discharge, Client shall pay Firm’s contractual fees for all agreed-upon services provided and to reimburse Firm for all  agreed upon costs  incurred  or advanced  by Firm,  before  the discharge, incurred in effectuating the discharge and as necessary to protect the interests of Client.

13.WITHDRAWAL OF FIRM. Firm may withdraw at any time as permitted under the Rules of Professional Conduct of the State Bars of California and Colorado and pursuant to United States Patent and Trademark Office guidelines (collectively, the “Rules”). The circumstances under which the Rules permit such withdrawal include, but are not limited to, Client’s consent or Client’s conduct rendering it unreasonably difficult for Firm to carry out the employment effectively, Client pursues a course of action that is criminal, fraudulent, repugnant or imprudent, Client fails substantially to fulfill an obligation to Firm, or the representation will result in an unreasonable financial burden on Firm or has been rendered unreasonably difficult by Client. Additionally, Firm may be required or elect to withdraw if a conflict of interest develops between Client, any other persons and entities and/or Firm, including any conflict between the interests of Client and Firm and is not waived or waivable which adversely affects Firm’s ability to provide the type of representation we have a duty or should provide to each of our clients, or if the matter requires an expertise which Firm does not have and it would not be practicable for us to try to develop under the circumstances. Notwithstanding Firm’s withdrawal, Client shall pay pay Firm’s contractual fees for all agreed upon services provided and to reimburse Firm for all agreed on costs incurred or advanced by Firm before the withdrawal or in the case of an adjudicatory proceeding, through the time when an order allowing the withdrawal is obtained.

4275 Executive Square, Suite 200|La Jolla, CA 92037

4450 Arapahoe Avenue, Suite 100|Boulder, CO 80303

14.RELEASE OF CLIENT’S PAPERS AND PROPERTY AND POST- REPRESENTATION STORAGE FEES. At Client’s request and/or upon termination of services, its papers and property (including electronic materials) will be returned promptly upon receipt of payment for outstanding fees and costs. Our own files, including attorney work product, pertaining to the matter will be retained by our firm. These firm files include, for example, firm administrative records, time and expense reports, personnel and staffing materials, credit and accounting records and internal attorney’s work product such as drafts, notes, internal memoranda and legal and factual research, including investigative reports, prepared by or for the internal use of attorneys. All such documents retained by our firm will be transferred to the person responsible for administering our records retention program. Firm retains the right to make and retain an archival copy of Client’s papers. For various reasons, we reserve the right to destroy or otherwise dispose of any such documents or other materials retained by us within a reasonable time after the termination of the engagement, unless Client requests otherwise. Pending destruction of documents, Firm may store Client’s files on an external hard drive that is password protected.

15.ENTIRE AGREEMENT. This Agreement contains the entire Agreement of the parties. No other agreement, statement, or promise made on or before the effective date of this Agreement will be binding on the parties.

16.SEVERABILITY IN EVENT OF PARTIAL INVALIDITY. If any provision of this Agreement is held by a court or other tribunal of competent Jurisdiction, in whole or in part, to be unenforceable for any reason, the remainder of that provision and of the entire Agreement will be severable and remain in effect.

17.MODIFICATION BY SUBSEQUENT AGREEMENT. This Agreement may be modified only in writing by a subsequent agreement executed by the parties identified herein.

18.ELECTRONIC COMMUNICATIONS. Email, Extranet and other forms of electronic communication are increasingly important business tools, and we make appropriate use of them in communicating with our clients. However, there are risks associated with them. While we have no reason to suppose that our own email or other electronic communication systems are not secure, Client should be aware that information sent or stored electronically might be accessed by third parties. Firm may when appropriate communicate with Client by email unless Client asks us not to. Please note that email can be subject to delays and non- delivery; in appropriate circumstances Client should confirm with Firm that we havereceived and read email communications. Firm has measures in place to protect against sending or receiving viruses, but we cannot guarantee that these will be completely effective. Client should take precautions against possible virus infection.

19.ARBITRATION OF FEE DISPUTE. If a dispute arises between Firm and Client regarding Firm’s fees or costs under this Agreement and Firm files suit in any court, Client will have the right to stay that suit by timely electing to arbitrate the dispute under Business and Professions Code sections 6200-6204 and 6206 and the equivalent Colorado provisions, in which event Firm must submit the matter to such non-binding arbitration.

4275 Executive Square, Suite 200|La Jolla, CA 92037

4450 Arapahoe Avenue, Suite 100|Boulder, CO 80303

20.ARBITRATION OF MALPRACTICE CLAIM. Although Firm certainly does not expect that differences will arise between us, as attorneys we recognize that disagreements can happen. If Client becomes dissatisfied with any aspect of our relationship, we encourage Client to bring the matter to our attention immediately. It is our belief that most problems can be resolved amicably through discussions between us. In the unlikely event that further resolution is required, by this Agreement Client and Firm are both agreeing in advance to resolve any dispute that may arise in the future through the less formal and more expeditious process of arbitration. Accordingly, if a dispute arises between Firm and Client (defined as including any agents, employees, officers, representatives or related entities or persons of Client ) as to whether any legal services rendered by Firm under this Agreement or otherwise, were improperly, negligently, or incompetently rendered, or otherwise rendered in breach of a contractual or ethical duty, including any counterclaims or defenses, the dispute shall, to the extent it cannot be resolved amicably, be resolved exclusively through private, confidential and binding arbitration, and Firm and Client will be bound by the result.

Client understands and acknowledges that, by agreeing to binding arbitration, Client waives the right to submit the dispute for determination by a court and thereby also waives the right to a jury trial. Client acknowledges that he has been informed that the grounds for appeal of an arbitration award are very limited compared to a court judgment or jury verdict.

It is further agreed and understood that initial resort to the courts by either party shall not be considered a waiver of that party’s right to compel binding arbitration under this provision. Arbitration shall be in accordance with Code of Civil Procedure §1280 et seq. with each party selecting a party arbitrator who, in turn, shall select a neutral arbitrator unless the amount in controversy is less than Twenty Five Thousand Dollars ($25,000) in which case the matter will be decided by a single neutral arbitrator. Firm and Client agree that Firm’s office in San Diego shall be a proper venue for any legal proceedings hereunder. Firm and Client further agree that the parties will have the right to discovery as provided in the Civil Discovery Act of 1986, as amended, set forth in the California Code of Civil Procedure, except that the arbitrators, rather than the court, shall resolve all discovery disputes that arise. By signing below, Client represents that they have had an opportunity to review this specific provision and the entire Agreement with independent counsel of its choosing prior to signing this Agreement.

21.DISCLAIMER OF GUARANTEE. Either at the beginning or during representation, we might express opinions or beliefs concerning the matter and the results that might be anticipated. Any such statement by us is an expression of opinion only and is not a promise or guarantee of results. Client acknowledges that Firm has made no promises about the outcome, including the costs and expenses of any transaction or litigation, and that any opinion offered by Firm in the future will not constitute a guarantee.

22.EFFECTIVE DATE OF AGREEMENT. The effective date of this Agreement will be the latest date of signing by Client, and signing by a shareholder of Firm and its terms shall be retroactive to the date Firm first performed services for Client which are the subject of this Agreement.

4275 Executive Square, Suite 200|La Jolla, CA 92037

4450 Arapahoe Avenue, Suite 100|Boulder, CO 80303

23.OPPORTUNITY TO CONSULT WITH OTHER COUNSEL. Client may wish to consult with another attorney before signing below. BY SIGNING BELOW, CLIENT REPRESENTS THAT THEY HAVE HAD A FULL OPPORTUNITY TO REVIEW PARAGRAPHS 19 AND 20 (ARBITRATION OF FEE DISPUTE AND ARBITRATION OF MALPRACTICE CLAIM) AND THE ENTIRE AGREEMENT WITH INDEPENDENT COUNSEL OF ITS CHOOSING PRIOR TO SIGNING THIS AGREEMENT SHOULD THEY SO DECIDE. Your authorized signature will certify that Client has either met with another attorney before signing or has chosen not to do so.

[The remainder is intentionally left blank. Signature page to follow.]

4275 Executive Square, Suite 200|La Jolla, CA 92037

4450 Arapahoe Avenue, Suite 100|Boulder, CO 80303

“Firm”
Optima Law Group, APC

	By:	/s/ Thomas E. Jurgensen
Thomas E. Jurgensen, J.D.
C.E.O. & Managing Shareholder
The foregoing is agreed to by:

“Client”
Organovo, Inc.

	By:	/s/ Jennifer Bush
Name of Signatory: Jennifer Bush, Sr. VP, General Counsel and Corporate Secretary

4275 Executive Square, Suite 200|La Jolla, CA 92037

4450 Arapahoe Avenue, Suite 100|Boulder, CO 80303